Exhibit 10.2

Master Professional Services Agreement

between

Ulteig Engineers, Inc.

and

APLD Hosting, LLC.

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Master Professional Services Agreement Ulteig Engineers, Inc. – APLD Hosting, LLC

THIS MASTER PROFESSIONAL SERVICES AGREEMENT (hereinafter the “Agreement”) is made as of the latter of the dates set forth on the signature blocks below (the “Effective Date”) by and between ULTEIG ENGINEERS, INC., a North Dakota corporation (“Ulteig”), and APLD HOSTING, LLC. (the “Client”) (each, a “Party” and, collectively, the “Parties”).

IN CONSIDERATION of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                      ULTEIG’S RESPONSIBILITIES

1.1       SCOPE. Client desires that Ulteig provide to Client services (the “Services”), from time to time, with respect to various projects, all of which will be subject to the terms and conditions of this Agreement. The Services that Ulteig will perform with respect to such projects shall be described in separately authorized work orders (each, a “Work Order”) in the form attached hereto as Exhibit A. Each Work Order shall also include the schedule and compensation to be paid for the Services. Ulteig is authorized to begin the Services upon written notice from Client to proceed. Ulteig’s Services under this Agreement are undertaken and performed solely for the benefit of Client.

1.2       ADDITIONAL SERVICES. With respect to any services that do not constitute Services under a Work Order, Ulteig shall provide such additional services (any “Additional Services”) only if authorized in writing by the Client. Ulteig will not be obligated to provide Additional Services unless and until the scope of such Additional Services and the compensation for all Additional Services shall be mutually agreed by written amendment to the applicable Work Order.

1.3       STANDARD OF CARE. Ulteig agrees that Ulteig will perform the Services according to the standard of care and skill exercised by reputable members of its profession practicing under similar conditions at the same time and in a similar locale. Other than the foregoing, Ulteig makes no warranties, express or implied, under this Agreement or otherwise, in connection with the Services.

1.4       RESPONSIBILITY FOR CORRECTIONS. The Services will materially conform to the specifications set forth in the applicable Work Order. Ulteig shall correct any material technical inaccuracies in the Services without additional compensation, except to the extent such inaccuracies are attributable to deficiencies in Client-furnished information or otherwise the fault, in whole or in part, of Client. If Ulteig fails to materially conform to the specifications set forth in the applicable Work Order, Client must notify Ulteig of any claim related thereto within 30 days of the completion of the applicable Services. If Client fails to provide such notice within such time period, Client’s claim with respect to such breach shall be deemed irrevocably waived. Ulteig’s correction of its breach as referenced in this Section 1.04 above shall be Client’s sole remedy for Services that do not materially conform to the specifications set forth in the applicable Work Order, and Ulteig will not be liable for any costs and expenses Client may incur if it elects to have a third party remedy, fix, or reperform the Services it alleges were not materially in conformance with the specifications set forth in the applicable Work Order.

1.5       LIMITATION OF RESPONSIBILITY. Ulteig shall not supervise, direct, or have control over or responsibility for the means, methods, techniques, sequences, or procedures of construction used or selected on any project. Furthermore, Ulteig shall not be responsible for the acts or omissions of Client or any contractor, or their subcontractors or suppliers or for any of their agents or employees or any other persons furnishing or performing service related to any project (any “Client Party”), or for any interpretations or clarifications of documents created by Ulteig hereunder made by any Client Party, except upon consultation with and the written advice of Ulteig. If Ulteig’s performance of any Services is prevented or delayed by any act or omission of any Client Party, Ulteig shall not be deemed in breach of its obligations under this Agreement or the applicable Work Order or otherwise liable for any costs, charges or losses sustained or incurred by Client, in each case, to the extent arising directly or indirectly from such prevention or delay.

2.                      CLIENT’S RESPONSIBILITIES

2.1       DUTY TO COOPERATE. Client acknowledges Ulteig’s legal and ethical obligations with respect to public health and safety and will use Client’s best efforts to help Ulteig comply with these obligations. Moreover, Client shall not require Ulteig to sign, and Ulteig shall have no obligation to sign, any document that would obligate Ulteig to certify, guarantee or warrant the existence of conditions the existence of which Ulteig may not be able to, cannot or is not required to ascertain. Client agrees not to resolve or attempt to resolve any dispute with Ulteig or to make payment of any amount to Ulteig in any way contingent upon any such certification.

2.2       DUTY TO PROVIDE ACCURATE, COMPLETE, AND TIMELY INFORMATION. Client agrees to provide Ulteig with any and all documents, including but not limited to, structural documents, geotechnical reports and other technical information regarding the Services, Additional Services, and/or the location where any Services are to be performed (any “Site”), if any, which are available to Client. Client shall be responsible for, and Ulteig may rely upon, the accuracy and completeness of all requirements, programs, instructions, reports, data, documents and other information furnished by Client to Ulteig. Ulteig may use such requirements, reports, data, documents and information in performing or furnishing the Services. Client shall respond promptly to any Ulteig request to provide direction, information, approvals, authorizations or decisions that are reasonably necessary for Ulteig to perform the Services. Client agrees to cooperate with Ulteig in all matters relating to the Services and provide such access to the Site, and such office accommodation and other facilities as Ulteig may reasonably request, for the purposes of performing the Services.

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3.                      TIME AND SCHEDULE

3.1       TERM. The term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2024 (the “Term”) unless earlier terminated pursuant to Section 5.

3.2       TIME. Ulteig will perform the Services according to the schedule set forth in the relevant Work Order. The Parties acknowledge and agree that the Parties determination of the schedule set forth in any Work Order, and the compensation for performing the Services according to such schedule, is made in anticipation of the orderly and continuous progress of the applicable project through completion and Client’s performance of its obligations under this Agreement in an accurate and timely manner so as not to delay Ulteig’s ability to timely perform the Services. Ulteig shall use reasonable efforts to comply with such periods of time or meet any specific dates, but any such time periods or specific dates shall be estimates only. In the event that Ulteig will be unable to complete the Services according to any schedule, in whole or in part, due to Client’s acts or omissions, the schedule and/or the compensation terms set forth in the applicable Work Order will be modified accordingly.

3.3       SUSPENSION. If Client fails to give prompt written authorization to proceed with any phase of Services after completion of the immediately preceding phase under any Work Order, or if the Services are delayed, in whole or in part, due to Client’s acts or omissions, Ulteig may, after giving seven (7) days’ written notice to Client, suspend such Services.

If any Services are delayed or suspended, in whole or in part, due to Client’s acts or omissions for more than thirty (30) days through no fault of Ulteig, Ulteig shall be entitled to an equitable adjustment of compensation and/or the schedule, to reflect the costs incurred by Ulteig in connection with, among other things, such delay or suspension and reactivation.

4.                      ULTEIG’S COMPENSATION

4.1       COMPENSATION. Client shall pay Ulteig for Services, Additional Services, and those reasonable and necessary business expenses incurred by Ulteig and any of Ulteig’s consultants (any “Consultant”) in the performance of the Services (the “Reimbursable Expenses”), if applicable, as set forth in the relevant Work Order. Client shall pay Ulteig for all sales tax or use tax for which Ulteig may become liable to pay or withhold with respect to the Services.

4.2       INVOICES. Invoices will be prepared in accordance with Ulteig’s standard invoicing practices and be submitted to Client by Ulteig on a monthly basis. Invoices are due and payable upon receipt. If Client fails to make such payment within thirty (30) days after receipt, Ulteig will charge interest at the rate of 1.0% per month (or the maximum rate of interest permitted by law, if less) from the date the invoice was received. In addition, Ulteig may, after giving seven (7) days’ written notice to Client, suspend all Services under this Agreement until Ulteig has been paid in full all amounts due. Payments will be credited first to interest and then to principal.

4.3       PAYMENTS UPON TERMINATION. In the event of any termination under Article 5, Ulteig will be entitled to invoice Client and Client will pay Ulteig for all Services performed and all Reimbursable Expenses incurred by Ulteig through the effective date of such termination.

4.4       RECORDS OF ULTEIG’S COSTS. Records of Ulteig’s costs pertinent to Ulteig’s compensation under this Agreement shall be kept in accordance with generally accepted accounting practices. To the extent necessary to verify Ulteig’s charges and upon Client’s reasonable request, copies of such records will be made available to Client at Client’s cost.

4.5       CHANGES IN LAWS OR REGULATIONS. In the event of changes in applicable laws or regulations after the Effective Date of the Agreement that impose taxes, fees, or costs on any Services or other costs in connection with the Services, any project or compensation therefore, such new taxes, fees, or costs shall be invoiced to and paid by Client as a Reimbursable Expense. Should such taxes, fees, or costs be imposed, they shall be in addition to Ulteig’s estimated total compensation.

5.                      TERMINATION

5.1       TERMINATION FOR CAUSE. The Term may be terminated for cause by either party upon seven (7) days’ written notice in the event of substantial failure by the other Party to perform in accordance with the terms hereof through no fault of the terminating Party. However, the Term will not terminate as a result of such substantial failure if the Party receiving such notice begins, within seven (7) days of receipt of such notice, to correct its failure to perform and proceeds diligently to cure such failure within no more than thirty (30) days of receipt thereof (unless cure is impossible); provided, however, that if and to the extent such substantial failure cannot be reasonably cured within such thirty (30) day period, and if such party has diligently attempted to cure the same and thereafter continues diligently to cure the same, then the cure period provided for herein shall extend up to, but in no case more than, sixty (60) days after the date of receipt of the notice. Where the Term has been so terminated by either Party, the termination will not affect any rights or remedies of either Party against the other then existing or which may thereafter accrue.

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5.2       CLIENT’S TERMINATION FOR CONVENIENCE. The Term may be terminated for convenience by Client effective upon the receipt of written notice of termination by Ulteig. Ulteig shall have no liability to Client on account of a termination under this Paragraph 5.2.

5.3       TERMINATION BY ULTEIG. In addition to the rights set forth in Paragraph 5.01 above, Ulteig may terminate the Term immediately upon written notice if: (a) Ulteig believes that Client has requested Ulteig to furnish or perform Services contrary to Ulteig’s responsibilities as a licensed professional; (b) Client files a voluntary petition seeking relief under the United States Bankruptcy Code or there is an involuntary bankruptcy petition filed against Client in the United States Bankruptcy Court; or (c) if Ulteig’s services are delayed or suspended for more than sixty (60) days for reasons beyond Ulteig’s control. Ulteig shall have no liability to Client on account of a termination under this Paragraph 5.3.

6.                      DOCUMENTATION

6.1       CLIENT USE OF ULTEIG DOCUMENTS. All data, reports, drawings, specifications, record drawings, work-product, and other deliverables (whether in printed or electronic format) provided by or furnished to Client by Ulteig with respect to this Agreement or any applicable Work Order (the “Documents”) are instruments of service in respect to this Agreement and any project, and Ulteig shall retain an ownership and property interest therein (including the right of reuse at the discretion of Ulteig) whether or not the applicable project is completed. Notwithstanding the foregoing, Ulteig hereby grants to Client a royalty-free, non-exclusive, non-transferable, perpetual basis license to utilize any such Documents provided to Client as part of the Services to the extent necessary for the construction, operation, maintenance or repair of any such project or any unit or component thereof and Client may also make and retain copies of Documents for information and reference in connection with use on such project by Client and others. Such Documents are not intended or represented to be suitable for reuse by Client or others on extensions of the project or on any other project. Client’s reuse or modification of any Document without written verification or adaptation by Ulteig will be at Client’s sole risk and without liability or legal exposure to Ulteig, its officers, directors, employees, agents, or Consultants. Client shall indemnify and hold harmless Ulteig, its officers, directors, owners, representatives, partners, employees, agents, and its Consultants (the “Ulteig Parties”) from all claims, damages, losses, and expenses, including attorneys’ fees, arising out of or resulting from any such unverified reuse or modification of any Document. Any verification or adaptation of any Document for extensions of any project will entitle Ulteig to further compensation at rates to be mutually agreed upon by Client and Ulteig.

6.2       DRAFTS. Client agrees not to use or permit any third party to use plans, drawings, or other work product prepared by Ulteig, which plans, Documents, drawings or other work product are not final, as determined by Ulteig in its sole discretion, and which are not signed and stamped or sealed by Ulteig. Client agrees it shall be liable and responsible for any such use of non-final plans, Documents, drawings or other work product not signed and stamped or sealed by Ulteig. Client waives liability against Ulteig for any such use and agrees to indemnify and hold harmless the Ulteig Parties from all claims, damages, losses, and expenses, including attorneys’ fees, arising out of or resulting from such use of non-final plans, Documents, drawings or other work-product not signed and stamped or sealed by Ulteig.

6.3       ELECTRONIC MEDIA. Copies of data furnished by Client to Ulteig or by Ulteig to Client that may be relied upon are limited to the printed copies (also known as hard copies) of such data. Files in electronic media format of text, data, graphics, or of other types are furnished only for the convenience of the receiving party. Any conclusion or information obtained or derived from such electronic files will be at the user’s sole risk. When transferring Documents in electronic media format, no representations are made by either party as to long term compatibility, usability, or readability of Documents resulting from the use of software application packages, operating systems, or computer hardware differing from those agreed to by the Parties at the beginning of any project. Ulteig shall not be responsible to maintain Documents stored in electronic media format after acceptance by Client.

7.                      INSURANCE AND RELATED ISSUES

7.1       INSURANCE. Ulteig will purchase and maintain such insurance as is reasonable and necessary for the Services being performed. The insurance required by this Section 7 shall include the specific coverage and be written for not less than the limits of liability and coverage as hereinafter provided, or as required by law, whichever is greater.

Workers Compensation:              Statutory Limits in the state where the subject project is located.

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Commercial Gen. Liability:	$1,000,000 per occurrence
$1,000,000 general aggregate
Prof. Errors and Omissions:	$1,000,000 per claim
$1,000,000 general aggregate

7.2       CERTIFICATES OF INSURANCE. Upon Client’s request, Ulteig shall deliver to Client certificates of insurance evidencing the coverage indicated in Paragraph 7.01.

7.3       NEGLIGENCE. Other than any cost, loss, or damages that is proven to have been caused by the sole negligence of Ulteig, Ulteig shall not be liable to Client or anyone claiming by, through, or under Client for any cost, loss, or damages caused, in whole or in part, by the negligence of any entity or individual under the Agreement or in any way relating to the Services.

7.4       COOPERATION REGARDING COVERED CHANGES. Client shall promptly notify Ulteig if Client believes that certain minor changes may be required to be made as a result of, in whole or part, any ambiguities, inconsistencies, incompleteness, and/or slight or minor inaccuracies in the drawings, specifications, and other design documentation that Ulteig furnished or other Services that Ulteig performed or furnished under the Agreement (any “Covered Changes”). The Parties agree to cooperate in good faith to determine whether Ulteig shall perform or furnish any such Covered Changes. Client shall not make a claim directly or indirectly against Ulteig with respect to the costs of any Covered Changes, unless Client has promptly informed Ulteig of any such Covered Changes, and has attempted in good faith to reach an agreement with Ulteig regarding same. Nothing in this provision changes the professional liability standard for determining if Ulteig is liable for the cost of such Covered Changes.

7.5       MUTUAL EXCLUSION OF SPECIAL, INCIDENTAL, INDIRECT AND CONSEQUENTIAL DAMAGES. To the fullest extent permitted by law, and notwithstanding any other provision in this Agreement, the Parties and their officers, directors, employees, agents, and Consultants shall not be liable to one another or any third party for any loss of use, revenue or profit, or for any special, incidental, indirect, consequential, exemplary or punitive damages whatsoever arising out of or resulting from any project, the Services or the Agreement from any cause or causes, including but not limited to any such damages caused by the, professional errors or omissions, strict liability or breach of contract, or warranty express or implied, or otherwise, regardless of whether such damage was foreseeable and whether or not such Party has been advised of the possibility of such damages, and notwithstanding the failure of any remedy of its essential purpose.

7.6       ULTEIG’S LIABILITY LIMITED TO AMOUNT OF ULTEIG COMPENSATION. To the fullest extent permitted by law, and notwithstanding any other provision of the Agreement, the total liability, in the aggregate, of Ulteig and the Ulteig Parties to Client and anyone claiming by, through, or under Client for any and all claims, losses, costs, or damages arising out of, resulting from, or in any way related to any project, Services or this Agreement from any cause or causes shall not exceed the total compensation received by Ulteig under the applicable Work Order. It is intended that this limitation apply to any and all liability or causes of action however alleged or arising, unless otherwise prohibited by law.

8.                     SITE CONDITIONS

8.1       REPRESENTATION OF CLIENT. Client represents and warrants to Ulteig that, to the best of its knowledge, a Hazardous Environmental Condition does not exist at or near the Site. A “Hazardous Environmental Condition” hereunder shall mean the existence of any substance, product, waste, or other material of any nature (including, but not limited to asbestos, petroleum, radioactive material, and PCBs), which is or becomes listed, regulated, or addressed under: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1990 (“CERCLA”), (b) the Hazardous Materials Transportation Act, (c) the Resource Conservation and Property Recovery Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, and (g) any other federal, state, or local statute, law, rule, regulation, order, or decree relating to or imposing liability or standards concerning any hazardous, toxic, or dangerous waste, substance or material. Client represents and warrants that it has disclosed to Ulteig the existence of any and all Hazardous Environmental Conditions at or near the Site, including type, quantity and location.

Client further acknowledges that Ulteig is not and shall not be required to become an “arranger,” “operator,” “generator,” or “transporter” of hazardous substances, as defined in the CERCLA which are or may be encountered at or near the Site in connection with Ulteig’s activities or Services under the Agreement.

8.2       ULTEIG’S OBLIGATION TO NOTIFY. If a Hazardous Environmental Condition is encountered or alleged, Ulteig shall notify Client and, to the extent required by applicable laws or regulations, appropriate governmental officials.

8.3       ULTEIG’S RIGHT TO SUSPEND OR TERMINATE SERVICES. It is acknowledged by both Parties that the Services do not include any services related to a Hazardous Environmental Condition. In the event Ulteig or any other party encounters a Hazardous Environmental Condition, Ulteig may, at its option and without liability for damages, suspend performance of the Services on the portion of any project affected thereby until Client: (i) identifies and, as appropriate, abates, remediates, or removes the Hazardous Environmental Condition; and (ii) warrants that the Site is in full compliance with applicable laws or regulations. If Ulteig cannot perform Services because of a Hazardous Environmental Condition, Ulteig may terminate this Agreement for cause on thirty (30) days’ notice. Ulteig shall have no liability to Client on account of a termination under this Paragraph 8.03, and Ulteig will be entitled to invoice Client and Client will pay Ulteig for all Services performed and all Reimbursable Expenses incurred through the effective date of termination.

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9.                     GENERAL

9.1       AMENDMENT. This Agreement may only be amended, supplemented, modified, or canceled by a written instrument signed by both Parties.

9.2       ASSIGNMENT. Neither Client nor Ulteig may assign, sublet, or transfer any rights under or interest (including, but without limitation, monies that are due or may become due) in this Agreement without the written consent of the other, except to the extent that any assignment, subletting, or transfer is mandated by law. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

9.3       CONSULTANTS. Ulteig may employ any Consultants Ulteig deems necessary to assist in the performance or furnishing of any Services. Ulteig shall not be required to employ any Consultant unacceptable to Ulteig. Ulteig makes no warranties under this Agreement or otherwise with respect to any part of the Services performed or provided by Consultants.

9.4       COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS. Ulteig and Client shall comply with all applicable laws or regulations. The terms and conditions set forth in this Agreement are based on applicable laws and regulations in effect as of the Effective Date. Changes to any applicable laws or regulations after the Effective Date may be the basis for modifications to Client’s obligations under this Agreement or to any Services, including, but not limited to, times of performance and compensation.

9.5       CONTROLLING LAW. This Agreement is to be governed by North Dakota law. Any dispute between the Parties that cannot be resolved by the Parties shall be venued in a court of competent jurisdiction in Fargo, North Dakota.

9.6       ENTIRE AGREEMENT. This Agreement together with the exhibits identified herein constitutes the entire agreement between Client and Ulteig and supersedes all prior or contemporaneous understandings, agreements, negotiations, representations and warranties, and communications, whether written or oral.

9.7       DISPUTE RESOLUTION. The Parties agree to submit all disputes between them to mediation prior to exercising their rights under the Agreement or under law.

9.8       HEADINGS. The headings used in this Agreement are for general reference only and do not have special significance.

9.9       NOTICES. Any notice required under this Agreement shall be made in writing, addressed to the appropriate Party at its address on the signature page and given personally, or by registered or certified mail postage prepaid, or by a commercial courier service. All notices shall be effective upon the date of receipt.

9.10       SEVERABILITY. Any provision or part of this Agreement held to be void or unenforceable under any laws or regulations shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon the Parties, who agree that this Agreement shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision. However, if such court finds any of the provisions regarding the ownership and use of any deliverables, if any, and/or confidentiality, warranties and representations, or indemnification terms of this Agreement to be unenforceable, then Ulteig may elect to terminate the Term immediately for convenience.

9.11       SUCCESSORS AND ASSIGNS. Each Party, together with their respective partners, successors, executors, administrators and legal representatives, are hereby bound to the other Party and to such other Party’s partners, successors, executors, administrators and legal representatives (and said assigns), in respect of all covenants, agreements and obligations of this Agreement.

9.12       SURVIVAL. All express representations, indemnifications, or limitations of liability included in this Agreement will survive their completion or the expiration or early termination of the Term for any reason.

9.13       THIRD PARTY OBLIGATIONS. Nothing contained herein shall create any obligation or contractual relationship with any third party or any third party beneficiary relationship.

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9.14       WAIVER. Non-enforcement of any provision by either Party shall not constitute a waiver of that provision, nor shall it affect the enforceability of that provision or of the remainder of this Agreement.

9.15       ATTORNEYS’ FEES. If any legal action or proceeding is brought by either Party to enforce this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (including, without limitation, expert witness fees), in addition to any other relief to which the prevailing Party may be entitled.

9.16.       COUNTERPARTS. This Agreement may be executed and delivered by original signature, facsimile, or other image capturing technology, and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will constitute one and the same agreement.

9.17       RELATIONSHIP OF THE PARTIES. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither party shall have authority to contract for or bind the other Party in any manner whatsoever.

[SIGNATURE PAGE FOLLOWS]

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Master Professional Services Agreement Ulteig Engineers, Inc. – APLD Hosting, LLC

IN WITNESS WHEREOF, Client and Ulteig have signed and dated this Agreement.

APLD HOSTING, LLC.	ULTEIG ENGINEERS, INC.

/s/ David Rench	/s/ Matthew Kavanaugh
BY: David Rench	BY: Matthew Kavanaugh
TITLE: CFO	TITLE:

DATE: 7/1/2021	DATE: 7/1/2021
ADDRESS:	ADDRESS:
3811 Turtle Creek Blvd, Suite 2100	3350 38th Avenue South
Dallas, TX 75219	Fargo, ND 58104

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Master Professional Services Agreement Ulteig Engineers, Inc. – APLD Hosting, LLC

EXHIBIT A

WORK ORDER NO. – PROJECT NUMBER

PROJECT TITLE

In accordance with this Work Order No.___, made and entered into this ___ day of___________ , 20__, ULTEIG ENGINEERS, INC., a North Dakota corporation (hereinafter “Ulteig”) agrees to perform and complete the following services (the “Services”) for [Insert name of Client and State of Incorporation] (hereinafter “Client”), in accordance with the terms and conditions of the Master Professional Services Agreement (the “Agreement”), dated_______________ , 20___, all of which terms and conditions are incorporated herein by reference:

Project Location:

Project Description:

Scope of Services:

Services Compensation and Method of Payment:

Additional Services Compensation and Method of Payment:

Schedule:

Other Considerations/Requirements:

ULTEIG ENGINEERS, INC.	[CLIENT]

BY:	BY:

Print Name:	Print Name:

Title:	Title:

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